
<ARTICLE>                  5

<PERIOD-TYPE>                                        9-MOS
<FISCAL-YEAR-END>                                    MAR-31-1998
<PERIOD-END>                                         DEC-31-1997
<CASH>                                               348,531
<SECURITIES>                                         1,043,131
<RECEIVABLES>                                        000
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               12,182,727
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       21,430,254<F1>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<COMMON>                                             000
<OTHER-SE>                                           9,348,742
<TOTAL-LIABILITY-AND-EQUITY>                         21,430,254<F2>
<SALES>                                              000
<TOTAL-REVENUES>                                     1,497,996<F3>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     1,803,247<F4>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   673,555
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (2,469,960)<F5>
<EPS-PRIMARY>                                        (40.75)
<EPS-DILUTED>                                        000

<F1>Included in Total Assets:  Accounts  receivable of $64,059,  tenant security deposits of $49,469, Investments in Local Limited Partnerships of $6,855,787, Mortgagee escrow deposits of $252,250, Operating reserves of $166,538, Replacement reserves of $94,516, Deferred fees, net of $318,233 and Other assets of $55,013. <F2>Included in Total Liabilities and Equity: Mortgage notes payable of $11,254,097, Note payable of $6,533, Accounts payable to affiliates of $436,083, Accounts payable and accrued expenses of $458,983, Accrued interest payable of $26,790, Security deposits payable of $53,924 and Minority interest in Local Limited Partnerships of $154,898. <F3>Total Revenue includes: Rental of $1,389,476, Investment of $75,014 and Other of $33,506. <F4>Included in Other
Expenses:  Asset  Management  fees of $209,703,  General and  Administrative  of
$153,981, Bad debt expense of $68,776, Rental Operations, exclusive of depreciation of $772,607, Property Management fees of $58,576, Depreciation of $427,805 and Amortization of $111,799. <F5>Net loss reflects: Equity in losses of Local Limited Partnerships of $1,496,464 and Minority interests in losses of Local Limited Partnerships of $5,310.

